EXHIBIT 23.2

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in the following Registration Statements and Amendments of Nortel Networks Limited (the “Company”) of our report dated February 25, 2003 (December 23, 2003 as to the effects of the restatements described in note 2) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatements described in note 2), appearing in this Annual Report on Form 10-K/A of the Company for the year ended December 31, 2002:

•	Registration Statement on Form S-8 and all Post-Effective Amendments thereto (Nortel Networks U.S. Deferred Compensation Plan) (333-11558)

•	Registration Statement on Form S-3 and all Post-Effective Amendments thereto (Common Shares, Preferred Shares, Debt Securities, Guarantees, Warrants to Purchase Equity Securities, Warrants to Purchase Debt Securities, Share Purchase Contracts, Share Purchase or Equity Units of Nortel Networks Corporation and Guaranteed Debt Securities of Nortel Networks Limited) (333-88164)

Deloitte Touche Tohmatsu

/s/ Nicholas L.E. ROLT

Nicholas L.E. ROLT

Neuilly, France
December 23, 2003